Contact:
Paul Nungester

EVP and CFO 419.785.8700

PNungester@yourpremierbank.com

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES SOLID 2021 RESULTS

Increases Quarterly Dividend

Increases Buyback Authorization

Fourth Quarter 2021 Highlights

•
Loan growth of $112 million excluding PPP (up 9% annualized) including $88 million for commercial loans (up 10% annualized) during 2021 fourth quarter
•
Net interest margin of 3.41%, up 3 basis points from third quarter 2021
•
Average deposit costs down 4 basis points to 0.16% from third quarter 2021
•
Asset quality improved with non-performing assets down to 0.64% of assets and classifieds down to 1.2% of loans
•
Allowance to loans ratio of 1.26%, or 1.27% excluding PPP loans, for 2021 fourth quarter
•
Service fee income of $6.4 million, up $0.6 million (10%) from 2020 fourth quarter
•
Increased dividend 7% to $0.30 per share

Full Year 2021 Highlights

•
Net income of $126.1 million compared to $63.1 million (or $99.3 million excluding merger-related expenses) for 2020
•
Earnings per share of $3.39 compared to $1.75 (or $2.76 excluding merger-related expenses) for 2020
•
Loan growth of $133 million excluding PPP (up 2.6%) including $106 million for commercial loans (up 3.1%) during 2021
•
Deposit growth of $234 million (up 3.9%) for 2021
•
Pre-tax pre-provision ROAA of 2.00% compared to 1.87% (or 2.17% excluding merger-related expenses) for 2020
•
ROA, ROE and ROTE of 1.68%, 12.49% and 18.99% for 2021

DEFIANCE, OHIO (January 25, 2022) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) today announced 2021 fourth quarter and full year results. Net income for the fourth quarter of 2021 was $25.3 million, or $0.69 per diluted common share, compared to $30.8 million, or $0.82 per diluted common share, for the fourth quarter of 2020. The prior year’s results include the impact of $2.2 million of acquisition-related charges for the three months ended December 31, 2020, which had an after-tax cost of $1.7 million, or $0.05 per diluted common share. Net income for the year ended December 31, 2021, was $126.1 million, or $3.39 per diluted common share, compared to $63.1 million, or $1.75 per diluted common share, for the year ended December 31, 2020. The year-over-year comparison is substantially impacted by the acquisition of United Community Financial Corp. (“UCFC”) on January 31, 2020, with the prior year’s provision expense of $44.3 million that included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.57 per diluted common share. 2021 included a provision recovery of $7.1 million, which had an after-tax benefit of $5.6 million, or $0.15 per diluted common share, and no acquisition impact. Additionally, the prior year’s results include the impact of $19.5 million of acquisition-related charges, which had an after-tax cost of $15.8 million, or $0.44 per diluted common share. Excluding the impact of the acquisition-related provision and charges, earnings for 2020 were $99.3 million, or $2.76 per diluted common share.

“Strong loan growth continues to be the theme as we close out a successful 2021,” said Gary Small, President and CEO of Premier. “PPP adjusted growth for the fourth quarter totaled 8.7% on an annualized basis. And similar to the third quarter, each loan category grew with commercial lending leading the way at 10.3%. Premier’s core loan growth for the second half of 2021 totaled 7.0% on an annualized basis. When combined with the strong fundamentals in margin management and continued solid residential origination and fee income activity, we are entering 2022 with a great deal of momentum.”

Business client support efforts

As a part of the CARES Act, the Small Business Administration created the Paycheck Protection Program (“PPP”) to provide small businesses with loans as a direct incentive to keep their workers on the payroll. Premier Bank actively participated in PPP for clients and made 2,880 loans for a total of $443.3 million during the year ended December 31, 2020. Total gross fees for these loans equaled $14.8 million. To date, Premier Bank has recognized $14.7 million as loan interest income, including $27,000 and $8.4 million during the three and twelve months ended December 31, 2021, respectively. Additionally, a total of $435.8 million in loans have been extinguished to date, including $2.4 million and $379.3 million during the three and twelve months ended December 31, 2021, respectively.

Beginning in January 2021, Premier Bank participated in the second round of PPP lending and made 2,231 loans for a total of $193.6 million during the year ended December 31, 2021. Total gross fees for these loans were $7.8 million, and Premier Bank has recognized $3.0 million and $6.2 million in loan interest income during the three and twelve months ended December 31, 2021, respectively. Additionally, a total of $82.6 million and $142.2 million in loans have been extinguished during the three and twelve months ended December 31, 2021, respectively. Total PPP loans were $58.9 million at December 31, 2021.

Quarterly results

Strong loan growth

Gross loans receivable were $5.30 billion at December 31, 2021, compared to $5.27 billion at September 30, 2021. Gross loans receivable increased $26.6 million on a linked quarter basis despite an $85.0 million decrease in PPP loans. Excluding PPP, loans grew $111.6 million organically, or 8.7% annualized. Commercial loans excluding PPP increased $88.5 million from September 30, 2021, or 10.3% annualized.

Net interest income up compared to fourth quarter of 2020

Net interest income of $57.2 million in the fourth quarter of 2021 was up from $55.0 million in the fourth quarter of 2020. The increase over the prior year was attributable to loan growth, PPP fees, and an 18 basis point decrease in average cost of funds. Net interest margin was 3.41% for the fourth quarter of 2021, up from 3.38% in the third quarter of 2021, but down from 3.47% in the fourth quarter of 2020. Yield on interest-earning assets was 3.61% in the fourth quarter of 2021, consistent with 3.61% in the third quarter of 2021. Loan yields increased 2 basis points to 4.11% in the fourth quarter of 2021 from 4.09% in the third quarter of 2021. The improvement from third quarter to fourth quarter was primarily due to $112 million of non-PPP loan growth (9% annualized). Total cost of funds decreased 3 basis points in the fourth quarter of 2021 to 0.21% from the third quarter of 2021, while the total cost of interest-bearing liabilities decreased 4 basis points to 0.28%. The 2021 fourth quarter results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $1.3 million of accretion and interest expense includes $0.3 million of accretion, which combined added 9 basis points of net interest margin. The fourth quarter results also include the impact of PPP loans. Interest income includes $2.7 million on average balances of $101.8 million, which increased net interest margin by 11 basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin would be 3.21% for the fourth quarter of 2021 compared to 3.27% for the third quarter of 2021 and 3.36% for the fourth quarter of 2020.

Non-interest income down from fourth quarter of 2020

Premier’s non-interest income in the fourth quarter of 2021 was $17.8 million, compared with $18.7 million in the fourth quarter of 2020. Total mortgage banking income decreased to $3.1 million in the fourth quarter of 2021 from $5.4 million in the fourth quarter of 2020. Mortgage gains decreased to $2.8 million in the fourth quarter of 2021 from $6.1 million in the fourth quarter of 2020. Total mortgage loan production has been consistently strong compared to prior year, while gains have declined primarily due to compressed margins and less favorable marks on the in-process portfolio. Mortgage loan servicing revenue of $1.9 million in the fourth quarter of 2021 was consistent with $1.9 million in the fourth quarter of 2020. Amortization of mortgage servicing rights decreased to $1.8 million in the fourth quarter of 2021 from $2.2 million in the fourth quarter of 2020. Premier also had a positive change in the valuation adjustment for mortgage servicing assets of $151,000 in the fourth quarter of 2021 compared with a negative adjustment of $0.5 million in the fourth quarter of 2020. This item closely follows the trend in USTN-10, which was flat during the quarter at 1.52% on December 31, 2021.

For the fourth quarter of 2021, service fees and other charges were $6.4 million, up 10% from $5.8 million in the fourth quarter of 2020 primarily due to higher ATM and interchange related fees. BOLI income increased $1.3 million from the fourth quarter of 2020, primarily due to a $20 million premium purchase during the third quarter of 2021 and $1.1 million of claim gains compared with no claim gains in the fourth quarter of 2020. This was mostly offset by a combined $1.3 million decrease in wealth management, insurance commissions, and other income. Securities gains were $1.1 million in the fourth quarter of 2021 compared to a gain of $76 thousand in the fourth quarter of 2020 due to increased valuations in our trading securities portfolio.

“Residential mortgage new business volume experienced a more traditional seasonal softening in the fourth quarter combined with lower gain on sale margins in a very competitive market,” said Small. “For the year as a whole, origination volume was only slightly less than the record pace of 2020. As we look forward, we expect margins to trend back to normal levels as the industry addresses excess capacity and see upside in mortgage servicing rights valuations given the current interest rate forecast.”

Non-interest expenses up from fourth quarter of 2020

Total non-interest expense was $41.7 million in the fourth quarter of 2021, up from $41.3 million in the fourth quarter of 2020 and up from $39.1 million excluding $2.2 million of acquisition related charges. Compensation and benefits increased to $24.2 million in the fourth quarter of 2021, compared to $19.9 million in the fourth quarter of 2020. Occupancy expense was $3.9 million in the fourth quarter of 2021, down from $4.5 million in the fourth quarter of 2020. Data processing cost was $3.4 million in the fourth quarter of 2021, down from $3.8 million in the fourth quarter of 2020. Amortization of intangibles was $1.5 million in the fourth quarter of 2021, down from $1.7 million in the fourth quarter of 2020. Other non-interest expense was $7.4 million in the fourth quarter of 2021, mostly consistent with $7.3 million in the fourth quarter of 2020. Total expenses for the fourth quarter of 2021 include one-time costs related to executive office realignment and operational enhancement projects of approximately $2 million. In addition, healthcare costs were elevated due to the on-going COVID environment.

“Our expense run rate for the fourth quarter ran higher than normal as we executed a number of initiatives geared to improve performance in 2022 and beyond,” said Small. “We remain, as always, very focused on expense management even as we expand revenue efforts around the organization.”

Credit quality

Non-performing assets totaled $48.2 million, or 0.64% of assets, at December 31, 2021, a decrease from $60.1 million at September 30, 2021, and from $52.3 million at December 31, 2020. Accruing troubled debt restructured loans were $7.8 million at December 31, 2021, compared with $7.2 million at December 31, 2020. Loan delinquencies increased to $12.3 million, or 0.2% of loans, at December 31, 2021, from $11.2 million at September 30, 2021, and from $18.5 million at December 31, 2020. Classified loans totaled $69.5 million, or 1.2% of loans, as of December 31, 2021, a decrease from $90.1 million at September 30, 2021, and from $90.4 million at December 30, 2020.

The 2021 fourth quarter results include net loan charge-offs of $9.6 million and a total provision expense of $2.0 million, compared with net loan charge-offs of $0.7 million and a total provision credit of $6.8 million for the same period in 2020. The increase in charge-offs and provision expense were primarily due to a single commercial credit relationship that was placed on non-accrual in the third quarter of 2021. Total charge-offs for 2021 were $8.9 million, or 0.16% of average loans, compared to $2.4 million, or 0.05% of average loans, in 2020. The allowance for credit losses as a percentage of total loans excluding PPP was 1.27% at December 31, 2021, compared with 1.43% at September 30, 2021, and 1.61% at December 31, 2020. The continued economic improvement after the 2020 pandemic-related downturn has led to the year-over-year decrease in the allowance percentages. As of December 31, 2021, Premier Bank had no pandemic-related deferrals.

“We are pleased with this quarter’s improvement in asset quality, which includes 20% reductions in both non-performing assets and classified loans,” said Paul Nungester, CFO of Premier. “Our allowance coverage of 1.27% excluding PPP, or 1.37% including unamortized purchase accounting marks, is approaching pre-pandemic levels.”

“The fourth quarter charge-off activity reflects our commitment to address issues quickly and thoroughly with the goal of maintaining a conservative balance sheet,” said Small. “Our leading credit indicators remain very strong and I remain very confident in the quality of our overall portfolio.”

Annual results

For the year ended December 31, 2021, net income totaled $126.1 million, or $3.39 per diluted common share, compared to $63.1 million, or $1.75 per diluted common share, for the year ended December 31, 2020. Results for the 2020 period included eleven months of income and expenses from UCFC, compared to twelve months in 2021. The year-over-year comparison is also substantially impacted by the prior year’s provision expense of $44.3 million, which included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.57 per diluted common share. The 2021 period included a provision credit of $7.1 million, which had an after-tax benefit of $5.6 million, or $0.15 per diluted common share, and no acquisition impact. Additionally, the prior year’s results include the impact of $19.5 million of acquisition-related charges, which had an after-tax cost of $15.8 million, or $0.44 per diluted common share. Excluding the impact of acquisition-related provision and charges, earnings for 2020 were $99.3 million, or $2.76 per diluted common share.

Net interest income was $227.4 million for 2021, compared with $208.0 million in 2020. Average interest-earning assets increased to $6.7 billion in 2021, compared to $5.9 billion in 2020. Net interest margin for 2021 was 3.39%, down 13 basis points from the 3.52% margin in 2020. Results include the impact of acquisition marks and related accretion for the UCFC acquisition. For 2021, interest income includes $4.6 million of accretion and interest expense includes $1.3 million of accretion, which combined added 8 basis points of net interest margin. The results for 2021 also include the impact of PPP loans. Interest income includes $14.6 million on average balances of $282.7 million, which increased net interest margin by 7 basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin was 3.24% for 2021, compared to 3.42% for 2020.

Non-interest income for 2021 was $80.0 million, compared to $80.7 million in 2020. Service fees and other charges were $24.2 million for 2021, up from $21.4 million during 2020. Mortgage banking income was $21.9 million for 2021, down from $28.2 million during 2020. Insurance commissions were $15.8 million for 2021, compared with $16.8 million for 2020. Wealth management income was $6.0 million for 2021, down from $6.2 million during 2020. Securities gains were $4.2 million for 2021, compared to $1.6 million for 2020. Approximately $2.2 million of the 2021 gain was related to the sale of securities where the Company took advantage of pricing to realize gains and reinvested in a mix of new securities that will generate higher income over the next three years. The other $2.0 million is related to unrealized gains on our trading securities due to the improved market for these financial institution equities. BOLI income increased to $5.1 million in 2021, including $1.4 million of claim gains, compared to $3.3 million and no claim gains in 2020. Other non-interest income for 2021 was $2.8 million, compared to $3.0 million in 2020.

Non-interest expense was $158.0 million for 2021, compared to $165.2 million, or $145.7 million excluding acquisition-related charges, for 2020. Compensation and benefits expense was $90.6 million for 2021, compared with $77.2 million during the same period of 2020. Expenses also included net decreases of $2.9 million for occupancy, FDIC insurance premiums, financial institution taxes, data processing and amortization of intangibles and an increase of $1.8 million for other expenses. Total expenses for 2021 were impacted by the fourth quarter items discussed above.

Total assets at $7.48 billion

Total assets at December 31, 2021, were $7.48 billion, compared to $7.47 billion at September 30, 2021, and $7.21 billion at December 31, 2020. Gross loans receivable were $5.30 billion at December 31, 2021, compared to $5.27 billion at September 30, 2021, and $5.49 billion at December 31, 2020. At December 31, 2021, gross loans receivable decreased $195.1 million from a year ago due to a $328.0 million decrease in PPP loans. Excluding PPP, loans grew $132.9 million organically, or 2.6% from a year ago. Commercial loans excluding PPP increased $106.1 million from December 31, 2020, to 2021, or 3.1%. Securities at December 31, 2021, were $1.22 billion, compared to $1.26 billion at September 30, 2021, and $737.7 million at December 31, 2020. Also, at December 31, 2021, goodwill and other intangible assets totaled $342.1 million compared to $343.6 million at September 30, 2021, and $348.3 million at December 31, 2020, with the decrease attributable to intangibles amortization.

Total deposits at December 31, 2021, were $6.28 billion, compared with $6.25 billion at September 30, 2021, and $6.05 billion at December 31, 2020. At December 31, 2021, total deposits grew $234.2 million organically, or 3.9% from a year ago.

Total stockholders’ equity was $1.02 billion at December 31, 2021, compared to $1.03 billion at September 30, 2021, and $982.3 million at December 31, 2020. The increase in stockholders’ equity from the prior year was primarily due to net earnings. The Company also completed the repurchase of 595,285 common shares for $18.8 million during the fourth quarter of 2021 and 967,136 common shares for $29.6 million during the year ended December 31, 2021.

Buybacks authorization

At December 31, 2021, 1,032,864 common shares remained available for repurchase under the Company’s existing repurchase program. On January 25, 2021, the Company’s Board of Directors approved an increase in the Company’s repurchase authorization to 2,000,000 shares of common stock, or approximately 5.5% of current outstanding shares.

Dividend to be paid February 18

The Board of Directors declared a quarterly cash dividend of $0.30 per common share payable February 18, 2022, to shareholders of record at the close of business on February 11, 2022. The dividend represents an annual dividend of 4.01 percent based on the Premier common stock closing price on January 24, 2022. Premier has approximately 36,318,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Wednesday, January 26, 2022, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-844-200-6205. Internet access to the call is also available (in listen-only mode) at the following URL: https://events.q4inc.com/attendee/417140500. The replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: impacts from the novel coronavirus (COVID-19) pandemic on the economy, financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier operates; increasing competition for financial products from other financial institutions and nonbank financial technology companies; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2020, the Form 10-K/A filed September 28, 2021 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its December 31, 2021, consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S.

GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	December 31,	December 31,
(in thousands)	2021	2020

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$54,858	$79,593
Interest-bearing deposits	106,708	79,673
	161,566	159,266

Available-for sale, carried at fair value	1,206,260	736,654
Trading securities, carried at fair value	14,097	1,090
Securities investments	1,220,357	737,744

Loans	5,296,168	5,491,240
Allowance for credit losses - loans	(66,468)	(82,079)
Loans, net	5,229,700	5,409,161
Loans held for sale	162,947	221,616
Mortgage servicing rights	19,538	13,153
Accrued interest receivable	20,767	25,434
Federal Home Loan Bank stock	11,585	16,026
Bank Owned Life Insurance	166,767	144,784
Office properties and equipment	55,602	58,665
Real estate and other assets held for sale	171	343
Goodwill	317,948	317,948
Core deposit and other intangibles	24,129	30,337
Other assets	90,325	77,257
Total Assets	$7,481,402	$7,211,734

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,724,772	$1,597,262
Interest-bearing deposits	4,557,279	4,450,579
Total deposits	6,282,051	6,047,841
Advances from FHLB	-	-
Notes payable and other interest-bearing liabilities	-	-
Subordinated debentures	84,976	84,860
Advance payments by borrowers for tax and insurance	24,716	21,748
Reserve for credit losses - unfunded commitments	5,031	5,350
Other liabilities	61,132	69,659
Total Liabilities	6,457,906	6,229,458
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	306	306
Additional paid-in-capital	691,132	689,390
Accumulated other comprehensive income (loss)	(3,428)	15,004
Retained earnings	443,517	356,414
Treasury stock, at cost	(108,031)	(78,838)
Total Stockholders’ Equity	1,023,496	982,276
Total Liabilities and Stockholders’ Equity	$7,481,402	$7,211,734

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Interest Income:
Loans	$55,007	$57,694	$223,787	$225,084
Investment securities	5,369	2,980	19,369	11,469
Interest-bearing deposits	56	44	198	435
FHLB stock dividends	58	98	233	958
Total interest income	60,490	60,816	243,587	237,946
Interest Expense:
Deposits	2,615	5,158	13,482	26,918
FHLB advances and other	-	1	23	1,691
Subordinated debentures	673	690	2,713	1,300
Notes Payable	-	-	-	32
Total interest expense	3,288	5,849	16,218	29,941
Net interest income	57,202	54,967	227,369	208,005
Provision (benefit) for credit losses - loans	2,816	(6,158)	(6,733)	43,154
Provision (benefit) for credit losses - unfunded commitments	(807)	(606)	(319)	1,096
Total provision (benefit) for credit losses	2,009	(6,764)	(7,052)	44,250
Net interest income after provision	55,193	61,731	234,421	163,755
Non-interest Income:
Service fees and other charges	6,351	5,767	24,168	21,369
Mortgage banking income	3,060	5,436	21,925	28,199
Gain on sale of non-mortgage loans	-	90	-	324
Gain (loss) on sale of available for sale securities	-	-	2,218	1,464
Gain (loss) on trading securities	1,132	76	1,954	90
Insurance commissions	3,379	3,913	15,780	16,788
Wealth management income	1,383	1,808	6,027	6,159
Income from Bank Owned Life Insurance	2,145	845	5,121	3,306
Other non-interest income	374	734	2,764	2,985
Total Non-interest Income	17,824	18,669	79,957	80,684
Non-interest Expense:
Compensation and benefits	24,247	19,882	90,646	77,213
Occupancy	3,859	4,471	15,501	16,320
FDIC insurance premium	781	983	2,896	3,355
Financial institutions tax	526	1,106	4,079	4,173
Data processing	3,447	3,752	13,550	14,886
Amortization of intangibles	1,483	1,668	6,208	6,449
Acquisition related charges	-	2,190	-	19,485
Other non-interest expense	7,390	7,261	25,075	23,289
Total Non-interest Expense	41,733	41,313	157,955	165,170
Income (loss) before income taxes	31,284	39,087	156,423	79,269
Income tax expense (benefit)	5,974	8,240	30,372	16,192
Net Income (Loss)	$25,310	$30,847	$126,051	$63,077

Premier Financial Corp.
Financial Summary and Comparison (Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(dollars in thousands, except per share data)	2021	2020	% change	2021	2020	% change
Summary of Operations

Tax-equivalent interest income (2)	$60,740	$61,067	(0.5)	$244,600	$238,965	2.4
Interest expense	3,288	5,849	(43.8)	16,218	29,942	(45.8)
Tax-equivalent net interest income (2)	57,452	55,218	4.0	228,382	209,023	9.3
Provision (benefit) for credit losses	2,009	(6,764)	(129.7)	(7,052)	44,250	(115.9)
Core provision (benefit) for credit losses (4)	2,009	(6,764)	(129.7)	(7,052)	18,301	(138.5)
Investment securities gains (losses)	1,132	76	NM	4,172	1,554	NM
Non-interest income (excluding securities gains/losses)	16,692	18,593	(10.2)	75,785	79,130	(4.2)
Non-interest expense	41,733	41,313	1.0	157,955	165,170	(4.4)
Core non-interest expense (4)	41,733	39,123	6.7	157,955	144,278	9.5
Income tax expense (benefit)	5,974	8,240	(27.5)	30,372	16,192	87.6
Net income (loss)	25,310	30,847	(17.9)	126,051	63,077	99.8
Core net income (4)	25,310	32,577	(22.3)	126,051	99,348	26.9
Tax equivalent adjustment (2)	250	251	(0.4)	1,013	1,019	(0.6)
At Period End
Assets	7,481,402	7,211,734	3.7
Earning assets	6,797,765	6,546,299	3.8
Loans	5,296,168	5,491,240	(3.6)
Allowance for credit losses - loans	66,468	82,079	(19.0)
Deposits	6,282,051	6,047,841	3.9
Stockholders’ equity	1,023,496	982,276	4.2
Average Balances
Assets	7,510,397	7,089,060	5.9	7,482,578	6,592,633	13.5
Earning assets	6,736,250	6,363,306	5.9	6,732,178	5,931,965	13.5
Loans	5,356,113	5,609,116	(4.5)	5,473,668	5,224,357	4.8
Deposits and interest-bearing liabilities	6,386,341	6,044,049	5.7	6,385,080	5,604,699	13.9
Deposits	6,301,384	5,956,550	5.8	6,287,531	5,362,436	17.3
Stockholders’ equity	1,035,717	946,223	9.5	1,009,037	898,092	12.4
Stockholders’ equity / assets	13.79%	13.35%	3.3	13.49%	13.62%	(1.0)
Per Common Share Data
Net Income (Loss)
Basic	$0.69	$0.83	(16.9)	$3.39	$1.75	93.7
Diluted	0.69	0.82	(15.9)	3.39	1.75	93.7
Core diluted (4)	0.69	0.87	(20.7)	3.39	2.76	22.8
Dividends Paid	0.28	0.22	27.3	1.05	0.88	19.3
Market Value:
High	$34.00	$23.49	44.7	$35.90	$32.05	12.0
Low	28.75	14.90	93.0	22.23	10.98	102.5
Close	30.91	23.00	34.4	30.91	23.00	34.4
Common Book Value	28.13	26.34	6.8	28.13	26.34	6.8
Tangible Common Book Value (1)	18.73	17.00	10.2	18.73	17.00	10.2
Shares outstanding, end of period (000s)	36,384	37,291	(2.4)	36,384	37,291	(2.4)
Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.41%	3.47%	(1.7)	3.39%	3.52%	(3.7)
Return on average assets	1.34%	1.73%	(22.7)	1.68%	0.96%	75.5
Core return on average assets (4)	1.34%	1.83%	(26.9)	1.68%	1.51%	11.8
Return on average equity	9.70%	12.97%	(25.2)	12.49%	7.02%	78.0
Core return on average equity (4)	9.70%	13.70%	(29.2)	12.49%	11.06%	12.9
Return on average tangible equity	14.49%	20.37%	(28.8)	18.99%	7.00%	171.1
Core return on average tangible equity (4)	14.49%	21.51%	(32.6)	18.99%	11.06%	71.6
Efficiency ratio (3)	56.29%	55.97%	0.6	51.93%	57.32%	(9.4)

Core efficiency ratio (4)	56.29%	53.00%	6.2	51.93%	50.07%	3.7
Effective tax rate	19.10%	21.08%	(9.4)	19.42%	20.43%	(5.0)
Dividend payout ratio (core)	40.58%	25.29%	60.5	30.97%	31.88%	(2.9)

Note: Year-to-date 2020 results include eleven months of operations from UCFC compared to twelve for comparable period in 2021.
(1) Tangible common book value = total stockholders' equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(4) Core items exclude the impact of acquisition related provision ("CECL double-dip") and other charges. See non-GAAP reconciliations.
NM Percentage change not meaningful

Premier Financial Corp.
(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Mortgage Banking Summary	2021	2020	2021	2020
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$2,774	$6,146	$16,437	$36,359
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,909	1,916	7,574	7,296
Amortization of mortgage servicing rights	(1,774)	(2,174)	(7,892)	(7,477)
Mortgage servicing rights valuation adjustments	151	(452)	5,806	(7,979)
	286	(710)	5,488	(8,160)
Total revenue from sale and servicing of mortgage loans	$3,060	$5,436	$21,925	$28,199

Mortgage servicing rights:
Balance at beginning of period	$21,963	$21,538	$21,666	$10,801
Loans sold, servicing retained	2,056	2,302	8,471	8,595
Mortgage servicing rights acquired	-	-	-	9,747
Amortization	(1,774)	(2,174)	(7,892)	(7,477)
Carrying value before valuation allowance at end of period	22,245	21,666	22,245	21,666
Valuation allowance:
Balance at beginning of period	(2,858)	(8,061)	(8,513)	(534)
Impairment recovery (charges)	151	(452)	5,806	(7,979)
Balance at end of period	(2,707)	(8,513)	(2,707)	(8,513)
Net carrying value at end of period	$19,538	$13,153	$19,538	$13,153

COVID-19 Deferrals Update	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Commercial loan deferrals	$-	$-	$-	$32,370	$46,038	$434,554
% of commercial loans	0.0%	0.0%	0.0%	0.8%	1.2%	11.4%
% of total loans	0.0%	0.0%	0.0%	0.6%	0.8%	7.9%
Retail loan deferrals	$-	$-	$13	$3,414	$7,412	$48,187
% of retail loans	0.0%	0.0%	0.0%	0.2%	0.4%	2.9%
% of total loans	0.0%	0.0%	0.0%	0.1%	0.1%	0.9%
Total loan deferrals	$-	$-	$13	$35,784	$53,450	$482,741
% of total loans	0.0%	0.0%	0.0%	0.7%	1.0%	8.8%

Note: Year-to-date 2020 results include eleven months of operations from UCFC compared to twelve for comparable periods in 2021.

Premier Financial Corp.
Yield Analysis
	Three Months Ended December 31,
	(dollars in thousands)
	2021			2020
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,356,113	$55,013	4.11%	$5,609,116	$57,715	4.12%
Securities	1,245,096	5,612	1.80%	632,989	3,210	2.03%	(3)
Interest Bearing Deposits	123,456	56	0.18%	102,053	44	0.17%
FHLB stock	11,585	59	2.04%	19,148	98	2.05%
Total interest-earning assets	6,736,250	60,740	3.61%	6,363,306	61,067	3.84%
Non-interest-earning assets	774,147			725,754
Total assets	$7,510,397			$7,089,060
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,609,064	$2,615	0.23%	$4,411,557	$5,158	0.47%
FHLB advances and other	-	-	0.00%	2,663	1	0.15%
Subordinated debentures	84,957	673	3.17%	84,836	690	3.25%
Notes payable	-	-	-	-	-	-
Total interest-bearing liabilities	4,694,021	3,288	0.28%	4,499,056	5,849	0.52%
Non-interest bearing deposits	1,692,320	-	-	1,544,993	-	-
Total including non-interest-bearing deposits	6,386,341	3,288	0.21%	6,044,049	5,849	0.39%
Other non-interest-bearing liabilities	88,339			98,788
Total liabilities	6,474,680			6,142,837
Stockholders' equity	1,035,717			946,223
Total liabilities and stockholders' equity	$7,510,397			$7,089,060
Net interest income; interest rate spread		$57,452	3.33%		$55,218	3.32%
Net interest margin (4)			3.41%			3.47%
Average interest-earning assets to average interest bearing liabilities			144%			141%

	Twelve Months Ended December 31,
	2021			2020
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,473,668	$223,823	4.09%	$5,224,357	$225,179	4.31%
Securities	1,135,434	20,346	1.79%	544,643	12,393	2.28%	(3)
Interest Bearing Deposits	111,433	198	0.18%	124,011	435	0.35%
FHLB stock	11,643	233	2.00%	38,954	958	2.46%
Total interest-earning assets	6,732,178	244,600	3.63%	5,931,965	238,965	4.03%
Non-interest-earning assets	750,400			660,668
Total assets	$7,482,578			$6,592,633
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,611,525	$13,482	0.29%	$4,050,958	$26,918	0.66%
FHLB advances and other	12,586	23	0.18%	187,745	1,692	0.90%
Subordinated debentures	84,911	2,713	3.20%	48,471	1,300	2.68%
Notes payable	52	-	0.75%	6,047	32	0.53%
Total interest-bearing liabilities	4,709,074	16,218	0.34%	4,293,221	29,942	0.70%
Non-interest bearing deposits	1,676,006	-	-	1,311,478	-	-
Total including non-interest-bearing deposits	6,385,080	16,218	0.25%	5,604,699	29,942	0.53%
Other non-interest-bearing liabilities	88,461			89,842
Total liabilities	6,473,541			5,694,541
Stockholders' equity	1,009,037			898,092
Total liabilities and stockholders' equity	$7,482,578			$6,592,633

Net interest income; interest rate spread	$228,382	3.29%	$209,023	3.33%
Net interest margin (4)		3.39%		3.52%
Average interest-earning assets to average interest bearing liabilities		143%		138%

Note: Year-to-date 2020 results include eleven months of operations from UCFC compared to twelve for comparable period in 2021.

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2) Annualized.
(3) Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4) Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020
Summary of Operations
Tax-equivalent interest income (1)	$60,740	$61,117	$61,134	$61,609	$61,067
Interest expense	3,288	3,826	4,245	4,859	5,849
Tax-equivalent net interest income (1)	57,452	57,291	56,889	56,750	55,218
Provision (benefit) for credit losses	2,009	1,820	(3,919)	(6,963)	(6,764)
Core provision (benefit) for credit losses (3)	2,009	1,820	(3,919)	(6,963)	(6,764)
Investment securities gains (losses)	1,132	253	661	2,126	76
Non-interest income (excluding securities gains/losses)	16,692	18,061	16,884	24,149	18,594
Non-interest expense	41,733	39,045	38,375	38,803	41,313
Core non-interest expense (3)	41,733	39,045	38,375	38,803	39,123
Income tax expense (benefit)	5,974	6,124	8,323	9,952	8,240
Net income (loss)	25,310	28,360	31,385	40,996	30,848
Core net income (3)	25,310	28,360	31,385	40,996	32,577
Tax equivalent adjustment (1)	250	256	270	237	251
At Period End
Total assets	$7,481,402	$7,468,318	$7,593,720	$7,530,462	$7,211,734
Earning assets	6,797,765	6,774,307	6,920,008	6,852,357	6,546,299
Loans	5,296,168	5,269,566	5,348,400	5,459,683	5,491,240
Allowance for loan losses	66,468	73,217	71,367	74,754	82,079
Deposits	6,282,051	6,248,658	6,291,459	6,351,919	6,047,841
Stockholders’ equity	1,023,496	1,031,869	1,027,703	998,186	982,276
Stockholders’ equity / assets	13.68%	13.82%	13.53%	13.26%	13.62%
Goodwill	317,948	317,948	317,948	317,948	317,948
Average Balances
Total assets	$7,510,397	$7,529,100	$7,549,531	$7,338,886	$7,089,060
Earning assets	6,736,250	6,773,021	6,806,275	6,611,343	6,363,306
Loans	5,356,113	5,416,696	5,495,782	5,629,715	5,609,116
Deposits and interest-bearing liabilities	6,386,341	6,422,455	6,454,731	6,275,160	6,044,049
Deposits	6,301,384	6,317,229	6,339,673	6,190,292	5,956,550
Stockholders’ equity	1,035,717	1,020,206	1,006,757	972,653	946,223
Stockholders’ equity / assets	13.79%	13.55%	13.34%	13.25%	13.35%
Per Common Share Data
Net Income (Loss):
Basic	$0.69	$0.76	$0.84	$1.10	$0.83
Diluted	0.69	0.76	0.84	1.10	0.82
Core diluted (3)	0.69	0.76	0.84	1.10	0.87
Dividends Paid	0.28	0.27	0.26	0.24	0.22
Market Value:
High	$34.00	$32.72	$33.97	$35.90	$23.49
Low	28.75	25.80	27.76	22.23	14.90
Close	30.91	31.84	28.41	33.26	23.00
Common Book Value	28.13	27.90	27.64	26.78	26.34
Shares outstanding, end of period (000s)	36,384	36,978	37,178	37,275	37,291
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.41%	3.38%	3.34%	3.43%	3.47%
Return on average assets	1.34%	1.49%	1.67%	2.27%	1.73%
Core return on average assets (3)	1.34%	1.49%	1.67%	2.27%	1.83%
Return on average equity	9.70%	11.03%	12.50%	17.09%	12.97%
Core return on average equity (3)	9.70%	11.03%	12.50%	17.09%	13.70%
Return on average tangible equity	14.49%	16.65%	19.05%	26.60%	20.37%
Core return on average tangible equity (3)	14.49%	16.65%	19.05%	26.60%	21.51%
Efficiency ratio (2)	56.29%	51.82%	52.02%	47.96%	55.97%
Core efficiency ratio (3)	56.29%	51.82%	52.02%	47.96%	53.00%
Effective tax rate	19.10%	17.76%	20.96%	19.53%	21.08%

Common dividend payout ratio (core)	40.58%	35.53%	30.95%	21.82%	25.29%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(3) Core items exclude the impact of acquisition related provision ("CECL double-dip") and other charges. See non-GAAP reconciliations.

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020
Loan Portfolio Composition
One to four family residential real estate	$1,167,466	$1,129,877	$1,138,433	$1,168,559	$1,201,051
Construction	862,815	885,586	830,822	749,190	667,649
Commercial real estate	2,450,349	2,389,759	2,405,653	2,402,067	2,383,001
Commercial	895,638	952,729	1,051,972	1,172,910	1,202,353
Consumer finance	126,417	125,163	118,526	117,539	120,729
Home equity and improvement	264,354	264,140	261,842	257,764	272,701
Total loans	5,767,039	5,747,254	5,807,248	5,868,029	5,847,484
Less:
Undisbursed loan funds	477,890	481,434	458,156	405,983	355,065
Deferred loan origination fees	(7,019)	(3,746)	692	2,363	1,179
Allowance for credit losses - loans	66,468	73,217	71,367	74,754	82,079
Net Loans	$5,229,700	$5,196,349	$5,277,033	$5,384,929	$5,409,161

Allowance for credit losses - loans
Beginning allowance	$73,217	$71,367	$74,754	$82,079	$88,917
Provision (benefit) for credit losses - loans	2,816	1,594	(3,631)	(7,514)	(6,158)
Net recoveries (charge-offs)	(9,565)	256	244	189	(680)
Ending allowance	$66,468	$73,217	$71,367	$74,754	$82,079

Credit Quality
Total non-performing loans (1)	$48,014	$59,865	$41,296	$49,298	$51,682
Real estate owned (REO)	171	261	45	53	343
Total non-performing assets (2)	$48,185	$60,126	$41,341	$49,351	$52,025
Net charge-offs (recoveries)	9,565	(256)	(244)	(189)	680

Restructured loans, accruing (3)	7,768	6,503	5,939	6,068	7,173

Allowance for credit losses - loans / loans	1.26%	1.39%	1.33%	1.37%	1.49%
Allowance for credit losses - loans / non-performing assets	137.94%	121.77%	172.63%	151.47%	157.77%
Allowance for credit losses - loans / non-performing loans	138.43%	122.30%	172.82%	151.64%	158.82%
Non-performing assets / loans plus REO	0.91%	1.14%	0.77%	0.90%	0.95%
Non-performing assets / total assets	0.64%	0.81%	0.54%	0.66%	0.73%
Net charge-offs / average loans (annualized)	0.71%	-0.02%	-0.02%	-0.01%	0.05%
Net charge-offs / average loans LTM	0.16%	0.00%	0.06%	0.05%	0.05%

Deposit Balances
Non-interest-bearing demand deposits	$1,724,772	$1,618,769	$1,649,664	$1,728,895	$1,597,262
Interest-bearing demand deposits and money market	2,952,705	2,962,032	2,890,769	2,806,271	2,627,669
Savings deposits	804,451	786,929	777,862	761,899	700,480
Retail time deposits less than $250	636,477	692,224	720,317	842,624	912,006
Retail time deposits greater than $250	163,646	188,704	252,847	212,230	210,424
Total deposits	$6,282,051	$6,248,658	$6,291,459	$6,351,919	$6,047,841

(1) Non-performing loans consist of non-accrual loans.
(2) Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3) Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Premier Financial Corp.
Non-GAAP Reconciliations
	Twelve months ended
(In thousands, except per share and ratio data)	12/31/21	12/31/20	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020
Acquisition related charges (pre-tax)	$-	$19,485	$-	$-	$-	$-	$2,190
Less: Tax benefit of acquisition related charges	-	3,714	-	-	-	-	460
Acquisition related charges (after-tax)	$-	$15,771	$-	$-	$-	$-	$1,730

Total non-interest expenses	$157,955	$165,170	$41,733	$39,045	$38,375	$38,803	$41,313
Less: Acquisition related charges (pre-tax)	-	19,485	-	-	-	-	2,190
Less: FHLB prepayment charges(1)	-	1,407	-	-	-	-	-
Core non-interest expenses	$157,955	$144,278	$41,733	$39,045	$38,375	$38,803	$39,123

Acquisition related provision (pre-tax)	$-	$25,949	$-	$-	$-	$-	$-
Less: Tax benefit of acquisition related provision	-	5,449	-	-	-	-	-
Acquisition related provision (after-tax)	$-	$20,500	$-	$-	$-	$-	$-

Provision (benefit) for credit losses	$(7,052)	$44,250	$2,009	$1,820	$(3,919)	$(6,963)	$(6,764)
Less: Acquisition related provision (pre-tax)	-	25,949	-	-	-	-	-
Core provision (benefit) for credit losses	$(7,052)	$18,301	$2,009	$1,820	$(3,919)	$(6,963)	$(6,764)

Non-interest income	$79,957	$80,684	$17,824	$18,314	$17,545	$26,275	$18,669
Less: Securities gains (losses)	4,172	1,554	1,132	253	661	2,126	76
Non-interest income (excluding securities gains/losses)	$75,785	$79,130	$16,692	$18,061	$16,884	$24,149	$18,593

Tax-equivalent net interest income	$228,382	$209,023	$57,452	$57,291	$56,889	$56,750	$55,218
Non-interest income (excluding securities gains/losses)	75,785	79,130	16,692	18,061	16,884	24,149	18,593
Total revenues	304,167	288,153	74,144	75,352	73,773	80,899	73,811
Core non-interest expenses	$157,955	$144,278	$41,733	$39,045	$38,375	$38,803	$39,123
Core efficiency ratio	51.93%	50.07%	56.29%	51.82%	52.02%	47.96%	53.00%

Income (loss) before income taxes	$156,423	$79,269	$31,284	$34,484	$39,708	$50,948	$39,087
Add: Provision (benefit) for credit losses	(7,052)	44,250	2,009	1,820	(3,919)	(6,963)	(6,764)
Pre-tax pre-provision income	149,371	123,519	33,293	36,304	35,789	43,985	32,323
Add: Acquisition related charges (pre-tax)	-	19,485	-	-	-	-	2,190
Core pre-tax pre-provision income	$149,371	$143,004	$33,293	$36,304	$35,789	$43,985	$34,513
Average total assets	$7,482,578	$6,592,633	$7,510,397	$7,529,100	$7,549,531	$7,338,886	$7,089,060
Core pre-tax pre-provision return on average assets	2.00%	2.17%	1.76%	1.91%	1.90%	2.43%	1.94%

Net income (loss)	$126,051	$63,077	$25,310	$28,360	$31,385	$40,996	$30,847
Add: Acquisition related provision (after-tax)	-	20,500	-	-	-	-	-
Add: Acquisition related charges (after-tax)	-	15,771	-	-	-	-	1,730

Core net income	$126,051	$99,348	$25,310	$28,360	$31,385	$40,996	$32,577

Diluted shares - Reported	37,200	35,949	36,848	37,185	37,358	37,357	37,350
Add: Dilutive shares for core net income	-	-	-	-	-	-	-
Diluted shares - Core	37,200	35,949	36,848	37,185	37,358	37,357	37,350
Core diluted EPS	$3.39	$2.76	$0.69	$0.76	$0.84	$1.10	$0.87

Average total assets	$7,482,578	$6,592,633	$7,510,397	$7,529,100	$7,549,531	$7,338,886	$7,089,060
Core return on average assets	1.68%	1.51%	1.34%	1.49%	1.67%	2.27%	1.83%

Average total equity	$1,009,037	$898,092	$1,035,717	$1,020,206	$1,006,757	$972,653	$946,223
Core return on average equity	12.49%	11.06%	9.70%	11.03%	12.50%	17.09%	13.70%

Average total tangible equity	$663,850	$898,092	$692,864	$675,875	$660,785	$624,996	$602,495
Core return on average tangible equity	18.99%	11.06%	14.49%	16.65%	19.05%	26.60%	21.51%

Note: Year-to-date results include nine months of operations from UCFC compared to eight for comparable period in 2020.
(1) Represents prepayment penalties on FHLB early extinguishments funded by gains on securities sales that are excluded from revenues for efficiency ratio calculation.